AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-290665
Autocallable Strategic Accelerated Redemption Securities® Linked to the VanEck® Gold Miners ETF
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately 3 years, if not called
Market Measure
The VanEck® Gold Miners ETF (Bloomberg symbol: "GDX")
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level
The Closing Market Price of the Market Measure on any Observation Date multiplied by its Price Multiplier as of that day
Observation Dates
Approximately one, two and three years from the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
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[$11.925 to $12.025] if called on the first Observation Date
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[$13.850 to $14.050] if called on the second Observation Date
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[$15.775 to $16.075] if called on the final Observation Date; each to be determined on the pricing date.
Payout Profile at Maturity
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If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value
100% of the Starting Value
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000191870426005580/bofa-424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
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Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Market Measure or the securities held by the Market Measure.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
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The sponsor of the Underlying Fund’s underlying index (the Underlying Index”) may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.
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The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely impact the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.
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There are liquidity and management risks associated with the Underlying Fund.
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The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.
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Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
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All of the securities held by the Underlying Fund are concentrated in one industry.
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The notes will be subject to risks associated with small- or mid-capitalization companies.
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An investment in the Notes is subject to risks associated with investing in stocks in the gold and silver mining industries.
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An investment in the Notes is subject to risks associated with foreign securities markets, including emerging markets.
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The Notes are subject to foreign currency exchange rate risk.
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The GDX recently changed the index it tracks. Previously, the GDX tracked the NYSE® Arca Gold Miners Index®, but, after the close of trading on September 19, 2025, the GDX began tracking the MarketVector Global Gold Miners Index. Any historical information about the performance of the GDX for any period before the close of trading on September 19, 2025 will be during a period in which the GDX tracked a different index, and therefore should not be considered information relevant to how the GDX will perform as it tracks the MarketVector Global Gold Miners Index. In addition, there can be no assurance that the GDX will not further change the underlying index it tracks in the future.
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The MarketVector Global Gold Miners Index, which is the GDX’s underlying index, has a limited operating history. The MarketVector Global Gold Miners Index, which is the GDX’s underlying index, was launched on June 3, 2025. Because the MarketVector Global Gold Miners Index has no live closing level history prior to that date, limited live historical closing level information will be available for you to consider in making an independent investigation of the MarketVector Global Gold Miners Index’s performance and therefore the GDX’s performance, which may make it difficult for you to make an informed decision with respect to your Notes. As a result, the return on your Notes may involve greater risk than those that are linked to ETFs tracking underlying indices with a more established record of performance.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance"s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.